                                OFFER TO PURCHASE
                               AND COMPANY NOTICE

                       UNITED STATES CELLULAR CORPORATION

                           Offers to Purchase for Cash

                             All of the Outstanding

              Liquid Yield Option-TM- Notes Due 2015 ("LYONs-TM-")
                             (CUSIP No. 911684 AA 6)

                                       of

                       United States Cellular Corporation





--------------------------------------------------------------------------------
THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 2000, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). IF LYONS ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF LYONS WHO VALIDLY TENDER THEIR LYONS PURSUANT TO THE OFFER AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL RECEIVE THE OFFER CONSIDERATION. LYONS TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO SUCH DATE AND TIME.
--------------------------------------------------------------------------------



     United States Cellular Corporation, a Delaware corporation (the "Offeror"), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and Company Notice (as it may be supplemented or amended from time to time, the "Statement") and in the accompanying Letter of Transmittal and Purchase Notice (as it may be supplemented or amended from time to time, the "Letter of Transmittal" and, together with the Statement, the "Offer"), to purchase for cash at a price of $411.99 per $1,000 principal amount at maturity all of its outstanding Liquid Yield Option-TM- Notes due 2015 ("LYONs-TM-").

     "Liquid Yield Option" and "LYONs" are Trademarks of Merrill Lynch & Co.,
Inc.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       OR
                           (800) 322-2885 (Toll Free)

May 15, 2000

                                  TO HOLDERS OF
                       LIQUID YIELD OPTION NOTES DUE 2015
                     OF UNITED STATES CELLULAR CORPORATION.


                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you, as a holder of LYONs, may have. We urge you to read the remainder of this Statement carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Statement.

-    WHO IS OFFERING TO BUY MY SECURITIES?

     The issuer of the LYONs, United States Cellular Corporation, a Delaware corporation ("U.S. Cellular" or the "Offeror") is offering to purchase the securities. See Section 5 -- "Certain Information Concerning the Offeror."

-    WHAT SECURITIES ARE YOU SEEKING TO PURCHASE IN THE OFFER?

     We are offering to purchase all of the outstanding Liquid Yield Option Notes due June 15, 2015 ("LYONs"). The LYONs were issued under an indenture dated as of June 1, 1995 (the "Indenture"), between U.S. Cellular and Harris Trust and Savings Bank, as trustee. The Bank of New York has succeeded Harris Trust and Savings Bank as trustee (the "Trustee"). See Section 7 -- "Description of LYONs and Related Matters."

-    HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $411.99 in cash per each $1,000 principal amount of LYONs due at maturity. When we refer to a LYON, in the singular, we are referring to a note representing $1,000 principal amount at maturity. You will not have to pay any transfer taxes or fees or commissions on this amount. See
Section 2 -- "Terms of the Offer."

-  WHY ARE YOU OFFERING TO PURCHASE MY SECURITIES?

     We are required to offer to purchase the LYONs as of June 15, 2000 pursuant to the Indenture and the terms of the LYONs certificate. See Section 4 -- "Purpose of the Offer."

-  DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We have sufficient existing funds and borrowing sources to permit us to repurchase the LYONs. See Section 12 -- "Source and Amount of Funds."

-  HOW LONG DO I HAVE TO  TENDER IN THE OFFER?

     You have until 5:00 p.m., New York City time, on June 15, 2000, to tender your LYONs in the offer. See Section 2 -- "Terms of the Offer."

-  ARE THERE ANY CONDITIONS TO THE OFFER?

     We will not be required to accept the LYONs for payment if we would be prohibited from doing so by any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction. See Section 13 -- "Conditions of the Offer."

-  HOW DO I TENDER MY LYONS?

     To tender LYONs, you must deliver the certificates representing your LYONs together with a completed Letter of Transmittal, to The Bank of New York not later than 5:00 p.m. New York City time on June 15, 2000. A beneficial owner whose LYONs are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such beneficial owner desires to tender such LYONs. DTC participants may, in lieu of delivering the Letter of Transmittal, transmit their acceptance to DTC through ATOP. See Section 10 -- "Procedures for Tendering LYONs."

-  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED LYONS?

     You can withdraw previously tendered LYONs at any time until 5:00 p.m., New York City time, on June 15, 2000. See Section 11 -- "Withdrawal of Tenders."

-  HOW DO I WITHDRAW PREVIOUSLY TENDERED LYONS?

     To withdraw LYONs, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the LYONs. See Section 11 -- "Withdrawal of Tenders."

-  IF I TENDER, WHEN WILL I RECEIVE PAYMENT FOR THE LYONS?

     Payments to tendering holders will be made promptly after our acceptance of the tender offer, which is expected to be on June 16, 2000. See Section 2 -- "Terms of the Offer."

-  IF I DO NOT TENDER, WILL I CONTINUE TO BE ABLE TO EXERCISE MY CONVERSION
RIGHTS?

     Yes. Provided that you do not submit your LYONs for purchase, your conversion rights will not be affected. You may convert each LYON into 9.475 Common Shares. See Section 7 -- "Description of LYONs and Related Matters."

-  WHAT IS THE MARKET VALUE OF MY LYONS?

     On May 10, 2000, the last reported bid price for a LYON on the American Stock Exchange was $613.50 per LYON. Based on the closing price of our Common Shares on May 10, 2000 of $63.56 per share, LYONs could be converted into Common Shares having a value of $602.23 per $1,000 principal amount at maturity. WE RECOMMEND THAT YOU OBTAIN A RECENT QUOTATION FOR LYONS BEFORE DECIDING WHETHER TO TENDER YOUR LYONS. See Section 3 -- "Special Considerations Relating to the Offer" and Section 6 -- "Price Range of LYONs and Common Shares; Dividends on Common Shares."

-  ARE THERE ANY OTHER SPECIAL FACTORS THAT I SHOULD CONSIDER BEFORE TENDERING?

     Yes. See Section 3 -- "Special Considerations Relating to the Offer" for a discussion of certain factors that you should consider in evaluating the Offer.

-  WHAT ARE THE TAX CONSEQUENCES TO ME IF I TENDER?

     The receipt of cash in exchange for LYONs pursuant to the Offer will be a taxable transaction to you for federal income tax purposes. You will generally recognize capital gain or loss on the sale of a LYON in an amount equal to the difference between (i) the amount of cash received for the LYON, and (ii) your "adjusted tax basis" for the LYON at the time of the sale. The capital gain or loss will be long-term if you held the LYON for more than one year at the time of the sale. An exception to this capital gain treatment may apply to you if you purchased a LYON at a "market discount." See Section 14 -- "Certain United States Federal Income Tax Consequences." This Statement includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you.

-  WHO CAN I TALK TO IF I HAVE QUESTIONS?

     You can call the Information Agent, MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll free). Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the LYONs with questions and requests for assistance.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                              ------

Section 1.   INTRODUCTION..........................................................................................1

Section 2.   TERMS OF THE OFFER....................................................................................4

Section 3.   SPECIAL CONSIDERATIONS RELATING TO THE OFFER..........................................................5

Section 4.   PURPOSE OF THE OFFER..................................................................................5

Section 5.   CERTAIN INFORMATION CONCERNING THE OFFEROR............................................................6

Section 6.   PRICE RANGE OF LYONS AND COMMON SHARES; DIVIDENDS ON COMMON SHARES....................................7

Section 7.   DESCRIPTION OF LYONS AND RELATED MATTERS..............................................................8

Section 8.   ACCEPTANCE OF LYONS FOR  PAYMENT......................................................................9

Section 9.   EXPIRATION, EXTENSION, AMENDMENT OR TERMINATION OF THE OFFER.........................................10

Section 10.  PROCEDURES FOR TENDERING LYONS.......................................................................11

Section 11.  WITHDRAWAL OF TENDERS................................................................................13

Section 12.  SOURCE AND AMOUNT OF FUNDS...........................................................................14

Section 13.  CONDITIONS OF THE OFFER..............................................................................14

Section 14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES................................................14

Section 15.  INFORMATION AGENT....................................................................................16

Section 16.  DEPOSITARY...........................................................................................16

Section 17.  FEES AND EXPENSES....................................................................................16

Section 18.  MISCELLANEOUS........................................................................................17


SECTION 1. INTRODUCTION.

     United States Cellular Corporation, a Delaware corporation ("U.S. Cellular" or the "Offeror"), is offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and Company Notice (as it may be supplemented or amended from time to time, the "Statement") and in the accompanying Letter of Transmittal and Purchase Notice (as it may be supplemented or amended from time to time, the "Letter of Transmittal" and, together with the Statement, the "Offer"), to purchase for cash at a price of $411.99 per $1,000 principal amount at maturity (the "Offer Consideration") all of its outstanding Liquid Yield Option Notes due 2015 ("LYONs"). The LYONs were issued under an indenture dated as of June 1, 1995 (the "Indenture"), between U.S. Cellular and Harris Trust and Savings Bank, as trustee. The Bank of New York has succeeded Harris Trust and Savings Bank as trustee (the "Trustee"). The Offer is required pursuant to the Indenture and the terms of the LYONs certificate.

     The Offer will expire at 5:00 p.m., New York City time, on June 15, 2000, unless extended (such time and date, as the same may be extended, the "Expiration Date.") If LYONs are accepted for payment pursuant to the Offer, only holders of LYONs who validly tender their LYONs pursuant to the Offer at or prior to 5:00 p.m., New York City time, on the Expiration Date will receive the Offer Consideration. LYONs tendered in the Offer may be withdrawn at any time prior to such date and time.

     In the event that the Offer is withdrawn or otherwise not completed for any reason, the Offer Consideration will not be paid or become payable to Holders of LYONs who have tendered their LYONs. In such event, the LYONs will be returned to the tendering Holders as promptly as practicable.

     Subject to applicable securities laws, the Indenture and the terms set forth in the Offer, the Offeror reserves the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Subject to applicable securities laws, the Offeror expressly reserves the absolute right, in its sole discretion, from time to time to purchase any LYONs that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms that may or may not differ materially from the terms of the Offer.

     THIS STATEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER.

     U.S. CELLULAR DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF LYONS SHOULD TENDER THEIR LYONS IN RESPONSE TO THE OFFER.

     Any Holder desiring to tender LYONs should either (a) in the case of a Holder who holds physical certificates evidencing such LYONs, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with the certificate(s) evidencing such LYONs and any other required documents, to The Bank of New York as Depositary (the

"Depositary"), at the address set forth in the Letter of Transmittal, or (b) in the case of a Holder who holds LYONs in book-entry form, request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A beneficial owner who has LYONs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender LYONs. See Section 10 -- "Procedures for Tendering LYONs."

     The Depository Trust Company ("DTC") has authorized DTC participants that hold LYONs on behalf of beneficial owners of LYONs through DTC to tender their LYONs as if they were Holders. To effect a tender, DTC participants may, in lieu of delivering the Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in Section 10 --"Procedures for Tendering LYONs." A beneficial owner of LYONs that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the LYONs on the beneficial owner's behalf. See Section 10 -- "Procedures for Tendering LYONs."

     Tendering Holders will not be obligated to pay brokerage fees or commissions of the Offeror, the Information Agent or the Depositary.

     No person has been authorized to give any information or make any representation other than those contained in this Statement or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Information Agent or the Trustee. The Offer is not being made to Holders in any jurisdiction in which it is unlawful to make such offer. Neither the delivery of this Statement and related documents nor any purchase hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Offeror since the date hereof.


AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE

     U.S. Cellular is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov). Such reports and other information concerning U.S. Cellular may also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     U.S. Cellular has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that they will not be available at the regional offices of the SEC).

     The following documents filed by U.S. Cellular with the SEC are incorporated herein by reference and shall be deemed to be a part hereof and constitute an important part of this Statement:

     1. Annual Report on Form 10-K for the year ended December 31, 1999, including (i) those portions of U.S. Cellular's Notice of Annual Meeting and Proxy Statement dated April 18, 2000 that are incorporated therein and (ii) those portions of U.S. Cellular's Annual Report to Shareholders for 1999 that are incorporated therein and are attached thereto as Exhibit 13;

     2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

     3. The Prospectus dated August 15, 1996 of U.S. Cellular relating to the LYONs, which includes a description of the LYONs and the Common Shares of U.S. Cellular.

     All documents and reports filed by U.S. Cellular with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and on or prior to the earlier of the Payment Date or termination of the Offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Statement, shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

     The Offeror will provide without charge to each Holder, including any beneficial holder, to whom this Statement and related documents are delivered, upon the written or oral request of any such person, a copy of the Indenture relating to the LYONs and any or all documents that are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to:


                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       OR
                           (800) 322-2885 (Toll Free)


FORWARD-LOOKING STATEMENTS

     This Statement contains or incorporates by reference statements that are not based on historical fact, including those prefaced or qualified by the words "believes," "anticipates," "intends," "expects" or similar words. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference herein are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in the overall economy; changes in competition in the markets in which U.S. Cellular operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; and unanticipated changes in growth in cellular customers, penetration rates, churn rates, roaming rates and the mix of products and services offered in our markets.

     Consequently, all of the forward-looking statements made or incorporated by reference in this Statement are expressly qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Offeror will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Offeror, its business or its operations.


SECTION 2.     TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in this Statement and in the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror is offering to purchase for cash all of the outstanding LYONs at a price of $411.99 for each $1,000 principal amount at maturity of LYONs tendered.

     Tendering Holders of LYONs purchased in the Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their LYONs by the Offeror. The Offeror will pay all charges and expenses in connection with the Offer.

     LYONs may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount at maturity and integral multiples thereof. All LYONs validly tendered in accordance with the procedures set forth in Section 10 -- "Procedures for Tendering LYONs" and not withdrawn in accordance with the procedures set forth in Section 11 -- "Withdrawal of Tenders" at or prior to the Expiration Date will, upon the terms and subject to the conditions of the Offer, be accepted for payment by the Offeror, and payment will be made therefor on the Payment Date.

     All LYONs validly tendered on or prior to 5:00 p.m. on the Expiration Date and not validly withdrawn will, upon the terms and subject to the conditions hereof (including the terms and conditions of any extension or amendment hereto), be accepted for payment by the Offeror on the business day immediately following the Expiration Date, which is expected to be June 16, 2000 (the "Acceptance Date"), and payments therefor will be made on a date promptly thereafter (the "Payment Date"). Each tendering Holder of LYONs whose LYONs are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount at maturity thereof, as all other Holders of LYONs whose tenders are accepted.

     The Offeror will be obligated to accept for purchase and to pay for the LYONs validly tendered and not withdrawn pursuant to the Offer.

     Subject to applicable securities laws, the Indenture and the terms set forth in the Offer, the Offeror reserves the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect.

     Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, provided that, in the case of an extension of the Offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise required by law.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, the Offeror will disseminate additional Offer materials and extend such Offer to the extent required by law or the Indenture.

     The Offeror makes no recommendation as to whether or not Holders of LYONs should tender their LYONs pursuant to the Offer.


SECTION 3. SPECIAL CONSIDERATIONS RELATING TO THE OFFER

     THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION DESCRIBED ELSEWHERE HEREIN, SHOULD BE CAREFULLY CONSIDERED BY EACH HOLDER OF LYONS BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

     MARKET PRICE AND CONVERSION VALUE OF LYONS. Pursuant to the requirements of the Indenture, the Offer Consideration is $411.99 per LYON (Issue Price plus Original Issue Discount through the Purchase Date). This is less than the value of the Common Shares into which the LYONs may be converted based on recent trading prices and is less than the recent trading prices of the LYONs. Accordingly, before tendering any LYONs, Holders of LYONs should consider the value of the U.S. Cellular Common Shares into which the LYONs may be converted and the recent trading prices of the LYONs. See Section 6 -- Price Range of LYONs and Common Shares; Dividends on Common Shares.

     Although the LYONs trade on the American Stock Exchange, there is limited trading activity in the LYONs. Accordingly, Holders of LYONs are urged to contact their brokers to obtain the best available information as to current bid prices.

     LIMITED TRADING MARKET. The LYONs were issued in 1995 and are listed on the American Stock Exchange. To the extent that the LYONs are tendered and accepted in the Offer, any existing trading market for the remaining LYONs will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Consequently, the liquidity, market value and price volatility of LYONs that remain outstanding may be materially and adversely affected. In addition, if sufficient LYONs are tendered, the LYONs could be delisted from the American Stock Exchange. In such event, Holders of LYONs not accepted for payment in the Offer may attempt to obtain quotations for their LYONs from their brokers; however, there can be no assurance that any trading market will exist for the LYONs following consummation of the Offer. The extent of the public market for the LYONs following consummation of the Offer would depend upon, among other things, the remaining outstanding principal amount at maturity of the LYONs at such time, the number of Holders of LYONs remaining at such time and the interest in maintaining a market in such LYONs on the part of securities firms.

     POSITION OF THE OFFEROR CONCERNING THE OFFER. The Board of Directors of U.S. Cellular has approved the Offer. However, U.S. Cellular is not making any recommendations to any Holder of LYONs as to whether to tender or refrain from tendering all or any portion of such Holder's LYONs. Each Holder must make such Holder's own decision whether to tender such Holder's LYONs. Holders of LYONs are urged to review carefully all of the information contained or incorporated by reference in this Statement.


SECTION 4. PURPOSE OF THE OFFER

     The Offer to acquire all of the outstanding LYONs is required pursuant to
Section 3.08 of the Indenture and Section 6 of the LYONs certificate.

     Subject to applicable law, from time to time, the Offeror or its affiliates may acquire LYONs, whether or not the Offer is consummated, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. The Board of Directors has authorized management to opportunistically repurchase LYONs in private transactions. The Company may also purchase a limited amount of LYONs in open-market transactions from time to time.


SECTION 5. CERTAIN INFORMATION CONCERNING THE OFFEROR

     U.S. Cellular, the nation's eighth largest wireless carrier, provides wireless service to more than 2.7 million customers in 145 markets and owns interests in 35 additional markets. The Chicago-based company strives to make wireless communications simple, personal and affordable for its customers. U.S. Cellular is listed and traded as USM on the American Stock Exchange.

     The address of U.S. Cellular's principal executive offices is 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, and its telephone number is (312) 399-8900.

     Information with respect to the current principal occupation and background of the directors and executive officers is hereby incorporated by reference to the U.S. Cellular Notice of Annual Meeting and Proxy Statement dated April 18, 2000. The address of each such person is c/o United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631. Each of such persons is a citizen of the United States, except for Paul-Henri Denuit, a director of U.S. Cellular, who is a citizen of Belgium.

     For further information concerning the Offeror, see the documents incorporated by reference herein as described under "Available Information and Incorporation of Documents by Reference."

     The Offeror is a majority-owned subsidiary of Telephone and Data Systems, Inc. ("TDS"). As of the date of this Statement, TDS owns over 80% of the combined total of the outstanding Common Shares and Series A Common Shares of the Offeror and controls approximately 95% of the combined voting power of both classes of common stock. TDS also operates local exchange telephone subsidiaries through its wholly-owned subsidiary, TDS Telecommunications Corporation, and owns other interests in telecommunications companies. TDS is controlled by a voting trust pursuant to a voting trust agreement that expires on June 30, 2009 (the "Voting Trust"). Information about the Voting Trust, its trustees and beneficiaries, TDS and the directors and executive officers of TDS, is hereby incorporated by reference from the following documents filed with the SEC:

         1. TDS Annual Report on Form 10-K for the year ended December 31, 1999, including those portions of the TDS Notice of Annual Meeting and Proxy Statement dated April 19, 2000 that are incorporated by reference therein;

         2. TDS Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

         3.       TDS Schedule 13D with respect to U.S. Cellular (Amendment
                  No. 13).


SECTION 6. PRICE RANGE OF LYONS AND COMMON SHARES; DIVIDENDS ON COMMON SHARES

     The LYONs and the Common Shares are traded on the American Stock Exchange. The following table sets forth for the periods indicated the reported high and low sales prices for the LYONs and the Common Shares for the periods indicated.

                                                                  LYONS                       COMMON SHARES
                                                     -------------------------------  -------------------------------
                                                           HIGH            LOW             HIGH            LOW
                                                           ----            ---             ----            ---
     Year Ended December 31, 1998:
        First Quarter................................    $ 389.90       $ 362.50          $ 34.75        $ 28.06
        Second Quarter...............................      389.10         371.90            34.25          28.44
        Third Quarter................................      395.00         375.00            34.94          27.69
        Fourth Quarter...............................      422.90         377.20            41.00          28.63

     Year Ended December 31, 1999:
        First Quarter................................      471.90         409.40            45.63          37.00
        Second Quarter...............................      521.30         461.60            53.50          43.25
        Third Quarter................................      645.00         522.80            68.00          52.56
        Fourth Quarter...............................    1,142.50         644.40           125.75          66.32

     Year Ended December 31, 2000:
        First Quarter ...............................      967.90         554.10           104.00          52.94
        Second Quarter (through May 10, 2000)........      675.00         556.60            72.50          56.00



     According to publicly available sources, the last reported bid price per LYON was $613.50 on May 10, 2000 and the reported closing price per Common Share was $63.56 on May 10, 2000. WE URGE LYONS HOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE LYONS AND THE COMMON SHARES.

     U.S. Cellular has not declared or paid any cash dividends on the Common Shares and has no current intention to do so in the future.

     The Board of Directors has authorized management to opportunistically repurchase LYONs in private transactions. Pursuant to this authorization, U.S. Cellular repurchased 25,817 LYONs, at a price of $638.50 per LYON, in a private transaction with an institutional holder on May 8, 2000. The Company may also purchase a limited amount of LYONs in open-market transactions from time to time.

     In March 2000, the Board of Directors authorized the repurchase of up to
1.4 million Common Shares. A total of 1.4 million Common Shares was repurchased under this program as of May 2000. In May 2000, the Board of Directors authorized the repurchase of an additional 1.4 million Common Shares. The Board of Directors also previously authorized a program to repurchase a limited amount of shares on a quarterly basis, primarily for use in employee benefit plans.

     The debt rating on U.S. Cellular's subordinated debt has been recently upgraded, as follows: On April 20, 2000, Moody's Investors Services upgraded the subordinated debt from Baa3 to Baa1; on May 9, 2000, Duff & Phelps Credit Rating Co. upgraded the subordinated debt from BBB+ to A; and on May 10, 2000, Standard & Poor's Rating Services upgraded the subordinated debt from BBB- to BBB+.


SECTION 7. DESCRIPTION OF LYONS AND RELATED MATTERS

     U.S. Cellular issued $745,000,000 in principal amount at maturity of LYONs on June 13, 1995. As of May 10, 2000, $704,491,000 in principal amount at maturity of LYONs was outstanding. The LYONs are unsecured obligations of U.S. Cellular and are subordinated to all existing and future Senior Indebtedness of U.S. Cellular.

     The Issue Price per LYON was $306.46 (30.646% of principal amount at maturity) and there are no periodic payments of interest on the LYONs. The Issue Price of each LYON represents a yield to maturity of 6% per annum (computed on a semi-annual bond equivalent basis) calculated from June 13, 1995.

     The LYONs mature on June 15, 2015. The LYONs are subject to optional redemption by U.S. Cellular on and after June 15, 2000. In the event of redemption of the LYONs prior to maturity, the amount payable with respect to each LYON is the amount equal to the Issue Price per LYON plus the accrued Original Issue Discount to the date of redemption.

     Each LYON is convertible at the option of the Holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by U.S. Cellular. Upon conversion, U.S. Cellular may elect to deliver either (i) Common Shares at a conversion rate of 9.475 shares per LYON or (ii) cash equal to the market value of the Common Shares into which the LYONs are convertible. The Common Shares are currently listed on the American Stock Exchange under the symbol USM. Upon conversion, the Holder will not receive any cash payment representing accrued Original Issue Discount; such accrued Original Issue Discount will be deemed paid by the Common Shares or cash received on conversion, unless such LYON remains outstanding pursuant to a Common Share Delivery Arrangement entered into by U.S. Cellular with a Standby Share Deliverer in respect of such conversion.

     In connection with the conversion of any LYON, U.S. Cellular may enter into a Common Share Delivery Arrangement with a third party Standby Share Deliverer, currently Merrill Lynch & Co., Inc., whereby, upon the agreement of the Standby Share Deliverer to so act in connection with such conversion, it will deliver the Common Shares (and any cash payment in lieu of a fractional Common Share) deliverable to the Holder upon such conversion, through the conversion agent, in the same amounts and within the same time periods as if U.S. Cellular were to deliver the Common Shares. As a result of such a Common Share Delivery Arrangement, the converted LYON will not be retired or cancelled, but will remain outstanding with the Standby Share Deliverer becoming the Holder thereof. The Standby Share Deliverer may resell such LYONs.

     TDS and Merrill Lynch are parties to a Securities Loan Agreement which provides that, subject to certain restrictions, Merrill Lynch may, with the agreement of TDS, from time to time borrow, return and reborrow from TDS up to 750,000 Common Shares, which number of Common Shares may be reduced from time to time by TDS. TDS has reduced the number of Common Shares that may be borrowed by Merrill Lynch to zero. Accordingly, this agreement is no longer operative.

     U.S. Cellular is required to purchase LYONs, at the option of the Holder, as of June 15, 2000 for a purchase price per LYON of $411.99 (Issue Price plus accrued Original Issue Discount through such date). Under the Indenture, U.S. Cellular may also elect to offer to purchase LYONs, at the option of the Holder, as of June 15, 2005 for a purchase price per LYON of $553.68 (Issue Price plus accrued Original Issue Discount through such date). U.S. Cellular has elected not to offer to purchase LYONs as of June 15, 2005.

     Under the Indenture, U.S. Cellular, at its option, may elect to pay the purchase price as of June 15, 2000 in cash, Common Shares or publicly traded common equity securities (the "TDS Common Equity Securities") of TDS, or any combination thereof. U.S. Cellular has elected to pay cash.

     The LYONs are not redeemable by U.S. Cellular prior to June 15, 2000. Beginning on June 15, 2000, the LYONs are redeemable for cash at any time at the option of U.S. Cellular, in whole or in part, at redemption prices equal to the Issue Price plus accrued Original Issue Discount through the date of redemption. U.S. Cellular has no current plans or intentions to redeem any LYONs.

     The LYONs are currently listed for trading on the American Stock Exchange.


SECTION 8. ACCEPTANCE OF LYONS FOR  PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Indenture and applicable law, the Offeror will, on the Payment Date, which shall occur promptly after the Acceptance Date, pay the Offer Consideration for all LYONs validly tendered and not withdrawn under the Offer. Such payment will be made by the deposit of the Offer Consideration in immediately available funds by the Offeror on the Acceptance Date with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering Holders.

     The Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of LYONs tendered under the Offer or the payment for LYONs accepted for purchase (subject to the requirements of the Indenture and subject to Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the LYONs deposited by or on behalf of the Holders of LYONs promptly after the termination or withdrawal of the Offer); or to terminate the Offer, in order to comply, in whole or in part, with any applicable law. In all cases, payment by the Depositary for LYONs accepted for purchase pursuant to the Offer to Holders or beneficial owners will be made only after timely receipt by the Depositary of (i) certificates representing such LYONs or timely confirmation of a book-entry transfer of such LYONs into the Depositary's account at DTC pursuant to the procedures set forth under Section 10 -- "Procedures for Tendering LYONs," (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent's Message (as defined herein) and (iii) any other documents required by the Letter of Transmittal, as applicable.

     For purposes of the Offer, the Offeror will be deemed to have accepted for purchase validly tendered LYONs (or defectively tendered LYONs with respect to which the Offeror has waived such defect) if, as and when the Offeror gives oral or written notice thereof to the Depositary. With respect to all LYONs so accepted, the Offeror will, on the Acceptance Date, deposit the aggregate Offer Consideration, to the extent payable, in immediately available funds with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Offeror and transmitting such payments to the tendering Holders. Under no circumstances will there be any further accretion of the principal amount because of any delay in the transmission of funds to the Holders of purchased LYONs or otherwise.

     Tenders of LYONs pursuant to the Offer will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

     If any tendered LYONs are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if certificates are submitted evidencing more LYONs than are tendered, certificates evidencing unpurchased LYONs will be returned, without expense, to the tendering Holder (or, in the case of LYONs tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 10 -- "Procedures for Tendering LYONs - Book Entry Delivery Procedures" below, such LYONs will be credited to an account maintained at the Book Entry Transfer Facility designated by the participant therein who so delivered such LYONs), as promptly as practicable following the Expiration Date or the termination of the Offer.

     The Offeror reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase LYONs tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering Holders to receive payments for LYONs validly tendered and accepted for payment pursuant to the Offer.


SECTION 9. EXPIRATION, EXTENSION, AMENDMENT OR TERMINATION OF THE OFFER

     The Offer will expire at 5:00 p.m., New York City time, on June 15, 2000, unless extended (such date and time, as the same may be extended, the "Expiration Date").

     The Offeror expressly reserves the right, at any time or from time to time, subject to the requirements of the Indenture and applicable law, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, the LYONs, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Offeror extends the Offer, or if, for any reason, the acceptance for payment of, or the payment for, LYONs is delayed or if the Offeror is unable to accept for payment or pay for LYONs pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may retain tendered LYONs on behalf of the Offeror, and such LYONs may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 11 -- "Withdrawal of Tenders." However, the ability of the Offeror to delay the payment for LYONs which the Offeror has accepted for payment is limited by the Indenture and by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination of withdrawal of a tender offer.

     If the Offeror makes a material change in the terms of the Offer or the information concerning such Offer or waives a material condition of such Offer, the Offeror will disseminate additional tender offer materials and extend such Offer, in each case to the extent required by law.

SECTION 10. PROCEDURES FOR TENDERING LYONS

     Holders will not be entitled to receive the Offer Consideration unless they tender their LYONs at or prior to 5:00 p.m., New York City time, on the Expiration Date.

     TENDER OF LYONS. The tender by a Holder of LYONs (and subsequent acceptance of such tender by the Offeror) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Offeror in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only Holders are authorized to tender their LYONs. The Procedures by which LYONs may be tendered by beneficial owners that are not Holders will depend upon the manner in which the LYONs are held. Holders may not transfer LYONs in connection with the tender.

     TENDER OF LYONS HELD IN PHYSICAL FORM. To effectively tender LYONs held in physical form pursuant to the Offer, a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Statement (or delivery of LYONs may be effected through the deposit of LYONs with DTC and making book-entry delivery as set forth below), at or prior to 5:00 p.m., New York City time, on the Expiration Date. LETTERS OF TRANSMITTAL AND LYONS SHOULD BE SENT ONLY TO THE DEPOSITARY AND SHOULD NOT BE SENT TO THE OFFEROR OR THE INFORMATION AGENT.

     Any LYONs tendered must be registered in the name of a person that signs the Letter of Transmittal.

     TENDER OF LYONS HELD THROUGH A CUSTODIAN. To effectively tender LYONs that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the LYONs on the beneficial owner's behalf.

     TENDER OF LYONS HELD THROUGH DTC. To effectively tender LYONs that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through the Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and DTC will then edit and verify the acceptance and send an Agent's Message (as defined herein) to the Depositary for its acceptance. Delivery of tendered LYONs must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF LYONS, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING SUCH LYONS AND DELIVERING SUCH LETTER OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

     BOOK-ENTRY DELIVERY PROCEDURES. The Depositary will establish accounts with respect to the LYONs at DTC for purposes of the Offer within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the LYONs by causing DTC to transfer such LYONs into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, timely book-entry delivery of notes pursuant to the Offer requires receipt of a confirmation (a "Book-Entry Confirmation") at or prior to the Expiration Date. Although delivery of LYONs may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Statement at or prior to 5:00 p.m., New York City time, on the Expiration Date to receive payment for tendered LYONs. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Holders desiring to tender LYONs on the Expiration Date should also note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the LYONs and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Offeror may enforce such agreement against such participants.

     All LYONs tendered must be tendered (i) by a registered Holder of LYONs (or by a participant in DTC whose name appears on a security position listing as the owner of such LYONs), or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. LYONs must be registered in the name of a person that signs the Letter of Transmittal. LYONs not accepted for payment or not tendered will not be returned to any person other than the registered Holder.

     Notwithstanding any other provision hereof, payment for LYONs tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of the tendered LYONs (or Book-Entry Confirmation, including by means of an Agent's Message, of the transfer of such LYONs into the Depositary's account at DTC as described above), and a Letter of Transmittal (or facsimile copy thereof) with respect to such LYONs, properly completed and duly executed, with any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding, each tendering Holder of LYONs must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 14 -- "Certain United States Federal Income Tax Consequences."

     DETERMINATION OF VALIDITY. All questions as to the form of all documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered LYONs pursuant to any of the procedures described above will be determined by the Offeror, in its sole discretion, whose determination shall be final and binding. Conditional or contingent tenders will not be considered valid. The Offeror reserves the absolute right to reject any or all tenders of LYONs determined by it not to be in proper form or if the acceptance for payment of, or payment for, such LYONs may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right, in its sole discretion, to waive any defects or irregularities in any tender as to particular LYONs whether or not similar defects or irregularities are waived in the case of other Holders. The interpretation of the Offeror of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Any defect or irregularity in connection with tenders of LYONs must be cured within such time as the Offeror determines, unless waived by the Offeror. None of the Offeror, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of LYONs, or will incur any liability to Holders for failure to give any such notice. If the Offeror waives its right to reject a defective tender of LYONs, the tendering Holder will be entitled to the applicable payments.


SECTION 11. WITHDRAWAL OF TENDERS

     Tenders of LYONs may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date but not thereafter except as set forth below. In addition, tenders of LYONs may be validly withdrawn if the Offer is terminated without any LYONs being purchased thereunder. In the event of a termination of the Offer, the LYONs tendered pursuant to the Offer will be promptly returned to the tendering Holder. Tenders of LYONs may also be withdrawn, if not yet accepted for payment, after the expiration of 40 business days from the date of this Statement.

     For a withdrawal of a tender of LYONs to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or revocation or a "Request Message" as defined below must be received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Statement. Any notice of withdrawal or revocation must (i) specify the name of the person who tendered the LYONs to be withdrawn, (ii) contain a description of the LYONs to be withdrawn, and identify the certificate number or numbers shown on the particular certificates evidencing such LYONs (unless such LYONs were tendered by book-entry transfer) and the aggregate principal amount at maturity represented by such LYONs and
(iii) be signed by the Holder of such LYONs in the same manner as the original signature on the Letter of Transmittal by which such LYONs were tendered, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of LYONs into the name of the person withdrawing such LYONs and (y) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal or revocation on behalf of such Holder. In lieu of submitting a written, telegraphic or facsimile transmission note of withdrawal or revocation, DTC participants may electronically transmit a request for withdrawal or revocation to DTC. DTC will then edit the request and send a Request Message to the Depositary. The term "Request Message" means a message transmitted by DTC and received by the Depositary, which states that DTC has received a request for withdrawal or revocation from a DTC participant and identifies the LYONs to which such request relates. If the LYONs to be withdrawn have been delivered or otherwise identified to the Depositary, a timely and properly completed and presented notice of withdrawal or revocation or a Request Message is effective immediately upon receipt thereof even if physical release is not yet effected.

     Any LYONs properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn LYONs may be retendered by following one of the procedures described in Section 10 -- "Procedures for Tendering LYONs," at any time at or prior to the Expiration Date.

     Withdrawal of LYONs can be accomplished only in accordance with the foregoing procedures.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL OR REVOCATION, INCLUDING A REQUEST MESSAGE, WILL BE DETERMINED BY THE OFFEROR, IN ITS SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NONE OF THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR REVOCATION OR REQUEST MESSAGE OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

SECTION 12. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Offeror to purchase all of the LYONs pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $290,408,000 (assuming 100% of the outstanding principal amount at maturity of LYONs are tendered and accepted for payment).

     Due to the fact that the recent conversion value and trading prices of the LYONs exceeds the Offer Consideration, the Offeror does not expect that it will need to finance the repurchase of any LYONs. In the event any LYONs are tendered and accepted for payment, the Offeror plans to obtain any funds necessary to purchase any such LYONs using cash on hand and borrowings under its $500,000,000 Revolving Credit Facility. There are no borrowings under this Revolving Credit Facility at the present time. The terms of this Revolving Credit Facility provide for borrowings with interest at the London InterBank Offered Rate (LIBOR) plus 19.5 basis points. Interest and principal are due the last day of the borrowing period, as selected by U.S. Cellular, of either seven days or one, two, three or six months. The Offeror has sufficient cash on hand and borrowing capacity under this facility to repurchase all of the LYONs, if necessary. Accordingly, the Offer is not conditioned on the obtaining of financing.

     It is anticipated that any indebtedness incurred by the Offeror in connection with the Offer will be repaid from funds generated internally by the Offeror and its subsidiaries, through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made concerning the method Offeror will employ to repay any such indebtedness. Such decisions, when made, will be based on Offeror's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.


SECTION 13. CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) any rights Offeror may have to extend and/or amend the Offer, the Offeror shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or payment for, any tendered LYONs, subject to the requirements of the Indenture and Rule 14e-1(c) under the Exchange Act, and the Offeror may terminate the Offer, if any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality would prohibit, prevent, restrict or delay consummation of the Offer.


SECTION 14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain United States federal income tax consequences resulting from the sale of the LYONs pursuant to the Offer. It is provided for general informational purposes only. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The discussion does not address all of the federal income tax consequences that may be relevant to a Holder in light of its particular tax situation or to certain classes of Holders subject to special treatment under the federal income tax laws, nor does it address any aspect of gift, estate, state, local or foreign taxation. The tax treatment of a Holder may vary depending upon its particular circumstances, and certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign corporations) may be subject to special rules not discussed below. The discussion assumes that each Holder is a U.S. Person (as defined below) and that the LYONs are held as "capital assets" within the meaning of section 1221 of the Code.

     As used herein, a U.S. Person means (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO IT OF TENDERING OR FAILING TO TENDER LYONS, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

     SALE OF LYONS PURSUANT TO THE OFFER. The receipt of cash in exchange for LYONs pursuant to the Offer will be a taxable transaction for federal income tax purposes. A Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a LYON in an amount equal to the difference between (i) the amount of cash received for the LYON, and (ii) the Holder's "adjusted tax basis" for the LYON at the time of the sale. The capital gain or loss will be long-term if the Holder held the LYON for more than one year at the time of the sale.

     Generally, a Holder's adjusted tax basis for a LYON will be equal to the cost of the LYON to the Holder, increased by the amount of the original issue discount ("OID") previously included in the Holder's income. (OID generally is the excess of the stated redemption price at maturity of a LYON over its issue price and a ratable daily portion thereof must be included in income by a Holder on a constant yield basis.) In addition, a Holder's adjusted tax basis in a LYON would be increased by any amount previously included in income pursuant to an election to include market discount in income currently, and would be decreased by any acquisition premium which the Holder has previously offset against OID accruals.

     An exception to the capital gain treatment described above may apply to a Holder who purchased a LYON at a "market discount." The market discount on a LYON is the excess of the adjusted issue price of the LYON over the Holder's adjusted tax basis in the LYON immediately after its acquisition by the Holder (subject to a DE MINIMIS exception pursuant to which market discount is considered to be zero if it is less than 0.25 of one percent of adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition). In general, any gain realized by a Holder on the sale of a LYON having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant yield basis) while such LYON was held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues.

     INFORMATION REPORTING. Information statements will be provided to the IRS and the Holders whose LYONs are sold pursuant to the Offer reporting the payment of the Offer Consideration (except with respect to Holders that are exempt from the information reporting rules, such as corporations and tax-exempt organizations).

     BACKUP WITHHOLDING AND SUBSTITUTE FORM W-9. Under federal income tax law, a backup withholding tax equal to 31% of the Offer Consideration will apply if a Holder who tenders LYONs is not exempt from backup withholding and (i) fails to furnish such Holder's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the Depositary (as payor) in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such Holder has failed to report repayments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such Holder has not been notified by the IRS that such

Holder is subject to backup withholding. Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a Holder under the backup withholding rules are allowed as a refund or credit against such Holder's federal income tax liability, provided that the required information is furnished to the IRS. IF THE DEPOSITARY IS NOT PROVIDED WITH THE CORRECT TIN, THE HOLDER MAY BE SUBJECT TO A PENALTY IMPOSED BY THE IRS.

     To prevent backup withholding, a Holder or other payee that is not an exempt recipient should complete the Substitute Form W-9 in the Letter of Transmittal certifying that the TIN provided on such form is correct and that such Holder or other payee is not subject to backup withholding.


SECTION 15. INFORMATION AGENT

     MacKenzie Partners, Inc. has been appointed as Information Agent for the Offer. Questions and requests for assistance or additional copies of this Statement, the Letter of Transmittal or any other document may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Statement. Holders of LYONs may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


SECTION 16. DEPOSITARY

     The Bank of New York has been appointed as Depositary for the Offer. The Bank of New York and/or its affiliates may act as depository for and/or have other customary banking relationships with the Offeror. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning tender procedures should contact the Depositary at the address and telephone number set forth on the back cover of this Statement. Any Holder or beneficial owner who has questions concerning tender procedures or whose LYONs have been mutilated, lost, stolen or destroyed should contact the Depositary at the address and telephone number set forth on the back cover of this Statement.


SECTION 17. FEES AND EXPENSES

     Costs of the Offer will be borne by the Offeror and are estimated to be approximately $165,000. These costs include primarily legal fees ($75,000), SEC filing fees ($58,000), printing and shipping costs ($10,000), fees and expenses of Information Agent, including mailing costs ($20,000), and other costs, including the fees and expenses of the Depositary and Trustee ($2,000). In addition to reasonable and customary fees and expenses of the Information Agent, the Depositary and the Trustee, the Offeror will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement, the Letter of Transmittal and any related documents to the beneficial owners of the LYONs, and in handling or forwarding Letters of Transmittal for their customers. The Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of LYONs pursuant to the Offer.

SECTION 18. MISCELLANEOUS

     The Offeror is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Offeror becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the Offer will not be made to (nor will tenders of LYONs be accepted from or on behalf of) the owners of LYONs residing in such jurisdiction.



                                              UNITED STATES CELLULAR CORPORATION


May 15, 2000

     Copies and manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the LYONs and any other required documents should be sent by each Holder or such Holder's banker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK
                               101 Barclay Street
                                  Floor 21 West
                            New York, New York 10286
                    Attention: Corporate Trust Administration
                     BY FACSIMILE FOR ELIGIBLE INSTITUTIONS:
                                 (212) 815-5915
                    FOR CONFIRMATION AND/OR INFORMATION CALL:
                                 (212) 815-6339

     Any questions or requests for assistance or additional copies of this Statement or the Letter of Transmittal may be directed to the Information Agent as listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       OR
                           (800) 322-2885 (Toll Free)